Exhibit 99.2

FORM OF LETTER TO STOCKHOLDERS AND CERTAIN WARRANT HOLDERS WHO ARE RECORD HOLDERS

QUANTUM CORPORATION

Non-Transferable Subscription Rights to Purchase Shares of Common Stock, at a Subscription Price of $2.25 per

Whole Share of Common Stock

Distributed to Stockholders and Certain Warrant Holders

of Quantum Corporation

March 29, 2022

Dear Securityholder:

Enclosed are materials relating to the distribution (the “Rights Offering”) of non-transferable subscription rights (the “subscription rights”) by Quantum Corporation, a Delaware corporation (“we,” “us,” “our” or the “Company”), at no charge to the holders of record as of 5:00 p.m., Eastern Time, on March 25, 2022 (the “record date”) of (a) our outstanding shares of common stock, par value $0.01 per share and (b) certain outstanding warrants to purchase shares of our common stock we issued on December 27, 2018 and June 16, 2020 (the “Participating Warrants”), which are entitled to participate alongside our holders of common stock in this offering (the securities in clauses (a) and (b), collectively, the “Eligible Securities” and the holders of the Eligible Securities, collectively, the “Eligible Securityholders”).

Each Eligible Securityholder will receive one subscription right for each share of common stock owned (including shares of common stock issuable upon exercise of the Participating Warrants) on the Record Date (the “Basic Subscription Right”). Each subscription right entitles an Eligible Securityholder to purchase 0.422572999 of a share of our common stock at a subscription price equal to $2.25 per whole share of common stock (the “Subscription Price”). Eligible Securityholders who fully exercise their Basic Subscription Rights will be entitled to an over-subscription privilege to subscribe for and purchase, at the Subscription Price, additional shares of common stock that remain unsubscribed as a result of unexercised Basic Subscription Rights, subject to pro rata adjustments, if any (the “Over-Subscription Privilege”). If all Eligible Securityholders exercise their subscription rights in full, we would issue in connection with the Rights Offering, in the aggregate, approximately 30 million shares of our common stock, subject to adjustment for the number of actual shares, including shares issuable upon exercise of the Participating Warrants, outstanding as of the record date. The subscription rights are described in the prospectus dated December 9, 2020, as supplemented by the prospectus supplement dated March 29, 2022 (as so supplemented, the “Prospectus”).

Any prospective purchaser of shares of common stock pursuant to the exercise of the subscription rights should read the Prospectus, including, without limitation, the risk factors contained therein, prior to making any decision to participate in the Rights Offering.

The subscription rights may be exercised at any time during the subscription period, which will commence on March 29, 2022, and will expire at 5:00 p.m., Eastern Time, on April 18, 2022, unless we extend such period (the “Subscription Period”). We do not currently intend to extend the Subscription Period. If you elect to exercise any subscription rights, Computershare Trust Company, N.A. (the “Subscription Agent”), must receive all required documents and payments from you at or prior to the Expiration Time. If you elect to exercise any subscription rights and timely submit all required documents and payment prior to the Expiration Time, your subscription rights will be considered exercised at the Expiration Time.

If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares of common stock you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received. If the payment exceeds the Subscription Price for the full exercise of your subscription rights, or if you subscribe for more shares of common stock than you are eligible to purchase, then the excess will be returned to you as soon as practicable, without interest or penalty, following 5:00 p.m., Eastern Time on April 18, 2022, unless we extend such period (the “Expiration Time”). You will not receive interest on any payments refunded to you under the Rights

Offering. We reserve the right to reject any or all subscriptions not properly or timely submitted or completed or the acceptance of which would, in the opinion of our counsel, be unlawful. If you elect to exercise any subscription rights and timely submit all required documents and payment prior to the Expiration Time, your subscription rights will be considered exercised at the Expiration Time.

We are not making the Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of common stock from subscription right holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal, state or foreign laws or regulations from accepting or exercising the subscription rights. We may decline to make modifications to the terms of the Rights Offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal, state or foreign laws or regulations from accepting or exercising the subscription rights, you will not be able to participate in the Rights Offering.

There is no minimum number of shares of common stock that you must purchase, but you may not purchase fractional shares. You may exercise all or a portion of your subscription rights for whole shares of common stock or you may choose not to exercise any of your subscription rights at all. Please see the discussion of risk factors related to the Rights Offering, including no revocation of your decision to exercise, under the heading “Risk Factors—Risks Related to the Rights Offering” in the Prospectus.

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke, cancel or change the exercise of your subscription rights or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you subsequently learn information about us or our business, financial position, results of operations, or cash flows that is material or adverse or that you otherwise consider to be unfavorable.

The subscription rights will be evidenced by a rights certificate registered in your name or the name of your custodian bank, broker, dealer or other nominee.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Rights Certificate; and

3.	Instruction as to Use of Rights Certificate.

Your prompt action is requested. You must properly complete the enclosed Rights Certificate and deliver it, along with payment of the Subscription Price in full (without any deductions for bank charges or similar fees) to the Subscription Agent, on or prior to the expiration of the Subscription Period. If you send your Rights Certificate and Subscription Price payment by mail, we recommend that you use an overnight courier or insured, registered mail, return receipt requested. DO NOT DELIVER COMPLETED RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO QUANTUM CORPORATION.

We reserve the right to reject any or all subscriptions not properly or timely submitted or completed or the acceptance of which would, in the opinion of our counsel, be unlawful.

Additional copies of the enclosed materials may be obtained from the information agent for the Rights Offering, Alliance Advisors, LLC (the “Information Agent”), by calling toll free at (833) 786-6484, by mail at Alliance Advisors, LLC, 200 Broadacres Dr., 3rd Floor, Bloomfield, NJ 07003, or by e-mail at QMCO@allianceadvisors.com. Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

Quantum Corporation